Exhibit 10.2
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (this “Agreement”) dated as of July 29, 2011 among Donegal Mutual Insurance Company, a Pennsylvania mutual insurance company having its principal place of business at 1195 River Road, Marietta, Pennsylvania 17547 (“Donegal Mutual”), Donegal Group Inc., a Delaware corporation having its principal place of business at 1195 River Road, Marietta, Pennsylvania 17547 (“DGI,” and, together with Donegal Mutual, the “Companies”), and Donald H. Nikolaus, an individual whose principal office address is 1195 River Road, Marietta, Pennsylvania 17547 (the “Consultant”).
WITNESSETH:
     WHEREAS, the Consultant has served for many years as the President and Chief Executive Officer of Donegal Mutual and DGI; and
     WHEREAS, upon the earlier of the retirement of the Consultant or the date on which the Companies shall have terminated the employment of the Consultant under the Employment Agreement dated as of July 29, 2011 among Donegal Mutual, DGI and the Consultant (the “Employment Agreement”) for other than Cause, as defined in the Employment Agreement, the Death or the Permanent Disability of the Consultant, as defined in this Agreement, or the Consultant shall have terminated the Consultant’s employment as President and Chief Executive Officer of the Companies under the Employment Agreement for Good Reason, as defined in the Employment Agreement, the Companies agree to retain the Consultant to provide consulting services to the Companies and their respective boards of directors (together, the “Boards”), and the Consultant agrees to render consulting services to the Companies and the Boards, in each case in accordance with the terms and conditions set forth in this Agreement;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the Companies and the Consultant, intending to be legally bound hereby, mutually agree as follows:
     1. Consulting Services.
          (a) (i) Effective on the date of the retirement of the Consultant as the President and Chief Executive Officer of Donegal Mutual and DGI or such earlier date on which the Companies shall have terminated the employment of the Consultant as President and Chief Executive Officer of the Companies under the Employment Agreement for other than Cause or the Death or Permanent Disability of the Consultant or the date on which the Consultant shall have terminated the employment of the Consultant as President and Chief

Executive Officer of the Companies under the Employment Agreement for Good Reason (the “Effective Date”) and except as otherwise provided in this Agreement, this Agreement shall supersede and replace the Employment Agreement and the Companies shall thereupon retain the Consultant to provide consulting services to the Companies and the Boards in accordance with the terms and conditions set forth in this Agreement and the Consultant agrees to provide consulting services to the Companies and the Boards in accordance with the terms and conditions set forth in this Agreement. Donegal Mutual and DGI shall be jointly and severally liable to the Consultant with respect to (i) all liabilities of Donegal Mutual to the Consultant under this Agreement and (ii) all liabilities of DGI to the Consultant under this Agreement; provided, however, that Donegal Mutual shall not be responsible for any liability of DGI to the Consultant to the extent that DGI has discharged such liability, and DGI shall not be responsible for any liability of Donegal Mutual to the Consultant to the extent that Donegal Mutual has discharged such liability.
               (ii) The term of this Agreement shall commence upon the Effective Date and end on the fifth anniversary of the Effective Date, unless the Companies earlier terminate the retention of the Consultant for Cause, as defined in this Agreement, the death of the Consultant or the Permanent Disability of the Consultant.
          (b) Unless this Agreement otherwise provides or pursuant to the mutual agreement of the Companies and the Consultant, all of the terms and conditions of this Agreement shall continue in full force and effect throughout the Term and, with respect to those terms and conditions that apply after the Term, after the Term.
          (c) Notwithstanding paragraph 1(a) of this Agreement, the Companies, by action of the Boards and effective as specified in a written notice thereof to the Consultant in accordance with the terms of this Agreement, shall have the right to terminate the Consultant’s retention under this Agreement at any time during the Term, for Cause or for other than for Cause or on account of the Consultant’s Death or Permanent Disability, subject to the provisions of this paragraph 1.
               (i) As used in this Agreement, “Cause” shall mean (A) the Consultant’s willful and continued failure substantially to provide consulting services to with the Companies as set forth in this Agreement, or the commission by the Consultant of any activities constituting a willful violation or breach under any material federal, state or local law or regulation applicable to the activities of Donegal Mutual, DGI or their respective subsidiaries and affiliates, in each case, after notice of such failure, breach or violation from the Companies to the Consultant and a reasonable opportunity for the Consultant to cure such failure, breach or violation in all material respects, (B) fraud, breach of fiduciary duty, dishonesty, misappropriation or other actions by the Consultant that cause intentional material damage to the property or business of Donegal Mutual, DGI or their respective subsidiaries and affiliates, or (C) the Consultant’s inability to render consulting services such that the Consultant is substantially unable to perform the Consultant’s duties under this Agreement in all material respects other than for physical or mental impairment or illness.
               (ii) As used in this Agreement, “Permanent Disability” shall mean a physical or mental disability of the Consultant such that the Consultant is substantially unable to perform those consulting services that the Consultant would otherwise reasonably have been expected to continue to perform and the nonperformance of such consulting services continues for a period of 240 consecutive days, provided, however, that in order to terminate the Consultant’s retention under this Agreement on account of Permanent Disability, the Companies must provide the Consultant with written notice of the respective Boards’ good faith determinations to terminate the Consultant’s retention under this Agreement for reason of Permanent Disability not less than 30 days prior to such termination, which notice shall specify the date of termination. Until the specified effective date of termination by reason of Permanent Disability, the Consultant shall continue to receive the consulting fees at the rates set forth in paragraph 3 of this Agreement. No termination of the Consultant’s retention under this Agreement because of Permanent Disability shall impair any rights of the Consultant under any disability insurance policy the Companies maintained at the commencement of the aforesaid 240-day period.
          (d) The Consultant shall have the right to terminate the Consultant’s retention under this Agreement at any time during the Term for Good Reason or without Good Reason. As used in this Agreement, “Good Reason” shall mean a material breach by either of the Companies of its respective obligations to the Consultant under this Agreement, and the Companies do not cure such breach in all material respects to the reasonable satisfaction of the Consultant, within 30 days, in each case following written notice of such breach from the Consultant to the Companies, which notice the Companies shall provide within 90 days of the date on which the Companies first have actual knowledge of the existence of the breach.
          (e) Termination Obligations.
               (i) If (A) the Companies terminate the retention of the Consultant under this Agreement for any reason other than Cause or the death or Permanent Disability of the Consultant or (B) the Consultant terminates the retention of the Consultant under this Agreement for Good Reason, the Companies shall pay the Consultant’s annual fee for the remainder of the Term at the same times and in the same installments as the Companies paid the consulting fee to the Consultant until the Companies shall have discharged such obligations.
               (ii) If (A) the Companies terminate the retention of the Consultant under this Agreement for Cause or (B) the Consultant terminates the Consultant’s retention under this Agreement for any reason other than Good Reason, the sole obligation of the Companies to the Consultant shall be to pay to the Consultant any accrued obligation of the

Companies to the Consultant pursuant to this Agreement within 30 days after the date of such termination.
               (iii) No provision of this Agreement shall adversely affect any vested rights of the Consultant under the Companies’ employee benefit plans or other plans the Companies have established prior to the Effective Date of this Agreement.
          (f) The Companies and the Consultant intend that this Agreement be drafted and administered in compliance with Section 409A of the Code, including, but not limited to, any future amendments to Section 409A, and any other Internal Revenue Service (“IRS”) or other governmental rulings or interpretations (together, “Section 409A”) issued pursuant to Section 409A so as not to subject the Consultant to payment of interest or any additional tax under Section 409A. The Companies and the Consultant intend for any payments under paragraphs 1(e)(i) or (ii) to satisfy either the requirements of Section 409A or to be exempt from the application of Section 409A, and the Companies and the Consultant shall construe and interpret this Agreement accordingly. In furtherance of such intent, if payment or provision of any amount or benefit under this Agreement that is subject to Section 409A at the time specified in this Agreement would subject such amount or benefit to any additional tax under Section 409A, the Companies shall postpone payment or provision of such amount or benefit to the earliest commencement date on which the Companies can make such payment or provision of such amount or benefit can be made without incurring such additional tax. In addition, to the extent that any IRS guidance issued under Section 409A would result in the Consultant being subject to the payment of interest or any additional tax under Section 409A, the Companies and the Consultant agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A. Any such amendment shall have the minimum economic effect necessary and be determined reasonably and in good faith by the Companies and the Consultant.
          (g) If a payment under paragraphs 1(e)(i) or (ii) of this Agreement does not qualify as a short-term deferral under Section 409A or any similar or successor provisions, as of the Consultant’s Termination Date, the Companies may not make such distributions to the Consultant before the date that is six months after the date of the Consultant’s Termination Date or, if earlier, the date of the Consultant’s death (the “Six-Month Delay”). The Companies shall accumulate payments to which the Consultant would otherwise be entitled during the first six months following the Termination Date (the “Six-Month Delay Period”) and make such payments on the first day of the seventh month following the Consultant’s Termination Date. Notwithstanding the Six-Month Delay set forth in this paragraph 1(g):
               (i) To the maximum extent Section 409A or any similar or successor provisions permit, during each month of the Six-Month Delay Period, the Companies will pay the Consultant an amount equal to one-sixth of the lesser of (1) the maximum amount that Code Section 401(a)(17) permits to be taken into account under a qualified plan for the year in which the Consultant’s Termination Date occurs and (2) the sum of the Consultant’s annualized fees based upon the annual rate of pay for the consulting services provided to the Companies for the taxable year of the Consultant preceding the taxable year of the Consultant in which the Consultant’s Termination Date occurs, adjusted for any increase during that year that was expected to continue indefinitely if the Consultant’s Termination Date has not occurred ; provided that amounts paid under this sentence will count toward, and will not be in addition to, the total payment amount the Companies have the obligation to pay to the Consultant under paragraphs 1(e)(i) and (ii) of this Agreement; and
               (ii) To the maximum extent Section 409A, or any similar or successor provisions, permits within ten days following the Consultant’s Termination Date, the Companies shall pay the Consultant an amount equal to the applicable dollar amount under Code Section 402(g)(1)(B) for the year in which the Consultant’s Termination Date occurred; provided that the amount the Companies pay under this sentence may include, and need not be in addition to, the total payment amount this Agreement requires the Companies to pay to the Consultant under paragraph 1(e).
          (h) In the event that the independent registered public accounting firm of either of the Companies or the IRS determines that any payment, coverage or benefit provided to the Consultant pursuant to this Agreement is subject to the excise tax imposed by Sections 280G or 4999 of the Code or any successor provisions of Sections 280G and 4999 or any interest or penalties the Consultant incurs with respect to such excise tax, the Companies, within 30 days thereafter, shall pay to the Consultant, in addition to any other payment, coverage or benefit due and owing under this Agreement, an additional amount that will result in the Consultant’s net after tax position, after taking into account any interest, penalties or taxes imposed on the amounts payable under this paragraph 1(h), upon the receipt of the payments for which this Agreement provides be no less advantageous to the Consultant than the net after tax position to the Consultant that would have been obtained had Sections 280G and 4999 of the Code not been applicable to such payment, coverage or benefits. Except as this Agreement otherwise provides, tax counsel, whose selection shall be reasonably acceptable to the Consultant and the Companies and whose fees and costs shall be paid for by the Companies, shall make all determinations this paragraph 1(h) requires.
          (i) In the event that the independent registered public accounting firm of either of the Companies or the IRS determines that any payment, coverage or benefit due or owing to the Consultant pursuant to this Agreement is subject to the excise tax Section 409A of the Code imposes or any successor provision of Section 409A or any interest or penalties, including interest imposed under Section 409(A)(1)(B)(i)(I) of the Code, the Consultant incurs as a result of the application of such provision, the Companies, within 30 days of the date of such impositions, shall pay to the Consultant, in addition to any other payment, coverage or benefit due and owing under this Agreement, an additional amount that will result in the Consultant’s net after-tax position, after taking into account any interest, penalties or taxes imposed on the amounts paid under this paragraph 1(i), being no less advantageous to the Consultant than the net after-tax position the Consultant would have obtained had Section 409A of the Code not been applicable to such payment, coverage or benefits. Except as this Agreement otherwise provides, tax counsel, whose selection shall be reasonably acceptable to the Consultant and the Companies, and whose fees and costs the Companies shall pay, shall make all determinations this paragraph 1(i) require.
          (j) The Companies and the Consultant shall give any notice of termination of this Agreement to the Consultant or the Companies, as the case may be, in accordance with the provisions of paragraph 9.
          (k) The Companies agree to reimburse the Consultant for the reasonable fees and expenses of the Consultant’s attorneys and for court and related costs in any proceeding to enforce the provisions of this Agreement in which the Consultant is successful on the merits.
     2. Services of the Consultant.
          (a) The Consultant agrees to provide services to the Companies in connection with the general operations of the Companies and merger and acquisition activities, participating in meetings and other activities of the Insurance Federation of Pennsylvania and such other projects and assignments upon which the Companies and the Consultant shall from time to time mutually agree. The Consultant shall report to the Boards of Directors of the Companies. The Consultant agrees to perform such services faithfully, diligently and in accordance with the commercially reasonable efforts of the Consultant. The Consultant shall provide, on an average weekly basis during the course of any fiscal year of the Companies, up to 20 hours of consulting services per week. Except for travel normally incidental and reasonably necessary to the business of the Companies and the duties of the Consultant under this Agreement, the duties of the Consultant may be performed from his residence in Silver Spring, Pennsylvania or from an office location the Companies provide that is not more than 35 miles distance from Silver Spring, Pennsylvania.
          (b) The Companies and the Consultant intend that the Consultant shall render services under this Agreement as an employee of the Companies, and no one shall construe this Agreement to be inconsistent with that status. The Consultant shall be entitled to receive all benefits the Companies provide to the executive officers of the Companies named in the annual proxy statement of DGI, including health insurance and such benefits of the Consultant as became fully vested while serving as President and Chief Executive Officer of the Companies under the Employment Agreement. The fees, benefits and other compensation the Consultant receives under this Agreement shall be subject to and net of any federal, state of local taxes or contributions imposed under any employment insurance, social security, income tax or other tax law or regulation with respect to the Consultant’s performance of consulting services under this Agreement.

     3. Fees. For all services the Consultant renders under this Agreement:
          (a) As compensation for the Consultant’s services under this Agreement, the Companies shall pay the Consultant annual compensation in an amount equal to the sum of 50% of the Base Salary, as defined in the Employment Agreement, for the completed last fiscal year of the Companies before the date the Consultant commences the provision of consulting services pursuant to this Agreement, but in no event less than $600,000 plus such discretionary incentive payments as the Companies may from time to time determine.
          (b) From and after the Effective Date and throughout the Term, the Companies shall provide the Consultant with office facilities and secretarial services consistent with the Consultant’s stature as the long-term former Chief Executive Officer of the Companies.
     4. Expenses. The Companies shall promptly reimburse the Consultant for all reasonable expenses the Consultant pays or incurs in connection with the performance of the Consultant’s duties and responsibilities under this Agreement, upon presentation of expense vouchers or other appropriate documentation therefor.
     5. Indemnification. Notwithstanding anything in the Companies’ respective certificates or articles of incorporation or their By-laws to the contrary, the Companies shall at all times indemnify the Consultant during the Consultant’s retention by the Companies or while the Consultant is providing consulting services to the Companies, and thereafter, to the fullest extent applicable law permits for any matter in any way relating to the Consultant’s affiliation with the Companies or its subsidiaries; provided, however, that if the Companies shall have terminated the Consultant’s retention under this Agreement for Cause, then, except to the extent otherwise required by law, the Companies shall have no obligation whatsoever to indemnify the Consultant for any claim arising out of the matter for which the Companies have terminated the Consultant’s retention for Cause.
     6. Confidential Information. The Consultant understands that in the course of the Consultant’s retention by the Companies the Consultant will receive confidential information concerning the business of the Companies and that the Companies desire to protect such confidential information. The Consultant agrees that the Consultant will not at any time during or after the period of the Consultant’s retention by the Companies reveal to anyone outside the Companies, or use for the Consultant’s own benefit, any such information that the Companies have designated as confidential or that the Consultant understood to be confidential without specific written designation by the Companies. Upon termination of the retention of the Consultant under this Agreement, and upon the request of the Companies, the Consultant shall promptly deliver to the Companies any and all written materials, records and documents, including all copies of such written materials, documents and records, the Consultant made or that come into the Consultant’s possession during the Term and that the Consultant retained contain or concern confidential information of the

Companies and all other written materials the Companies furnished to the Consultant for the Consultant’s use during the Term, including all copies of such written materials, documents and records, whether of a confidential nature or otherwise.
     7. Non-Competition.
          (a) For the purposes of this Agreement, the term “Competitive Enterprise” shall mean any insurance company, insurance holding company, federal or state-chartered bank, savings and loan association, savings bank, credit union, consumer finance company, bank holding company, savings and loan holding company, unitary holding company, financial holding company or any of the foregoing types of entities in the process of organization or application for federal or state regulatory approval and shall also include other providers of financial services and entities that offer financial services or products with which the Companies or their respective subsidiaries or affiliates currently offer or may in the future offer.
          (b) For a period of two years (the “Restricted Period”) immediately following the Companies’ termination of the Consultant’s retention under this Agreement for Cause or the Consultant’s termination of his consulting services under this Agreement for other than Good Reason, the Consultant shall not, provided that the Companies remain in compliance with their respective obligations under this Agreement:
               (i) serve as a director, officer, employee or agent of, or act as a consultant or advisor to, any Competitive Enterprise in any city or county in which the Companies or their respective subsidiaries or affiliates are then conducting business or maintain an office or have publicly announced their intention to conduct business or maintain an office;
               (ii) in any way, directly or indirectly, solicit, divert or contact any existing or potential customer or business of the Companies or any of their respective subsidiaries or affiliates that the Consultant solicited, became aware of or transacted business with during the Companies’ retention the Consultant for the purpose of selling any financial services or products that compete with the financial services or products the Companies or their respective subsidiaries and affiliates currently offer or in the future, may offer or solicit or assist in the employment of any employee of the Companies or their respective subsidiaries or affiliates for the purpose of becoming an employee of or otherwise provide services for any Competitive Enterprise.
     8. Entire Agreement; Amendment. This Agreement and the Employment Agreement contain the entire agreement between the Companies and the Consultant with respect to the subject matter of this Agreement, and may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by the Companies and the Consultant.

     9. Notice. Any notice that a party to this Agreement may give under this Agreement shall be in writing and be deemed given when hand delivered and acknowledged or, if mailed, one day after mailing by registered or certified mail, return receipt requested, or if delivered by an overnight delivery service, one day after the notice is delivered to such service, to the Companies or the Consultant at their respective addresses stated in the preamble to this Agreement, or at such other address as either party may by similar notice designate.
     10. Specific Performance. The Companies and the Consultant agree that irreparable damage would occur in the event that any of the provisions of paragraphs 6 or 7 of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Companies and the Consultant shall have the right to an injunction or injunctions to prevent breaches of such paragraphs 6 or 7 and to enforce specifically the terms and provisions of such paragraphs 6 or 7, this being in addition to any other remedy to which the Companies or the Consultant are entitled at law or in equity.
     11. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, shall confer upon any person or entity other than the Companies and the Consultant, and the Consultant’s heirs, executors, administrators and personal representatives, any rights or remedies of any nature under or by reason of this Agreement.
     12. Successor Liability. The Companies shall require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Companies to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Companies would be required to perform it if no such succession had taken place.
     13. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this paragraph 13 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Consultant or the Consultant’s estate and their assigning any rights under this Agreement to the person or persons entitled to such rights.
     14. Severability. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforceability of any other provision, or any part of this Agreement, but this Agreement shall be construed as if such invalid or unenforceable term, phrase, clause, paragraph, restriction, covenant, agreement or other provision had never been contained in this Agreement unless the deletion of such term, phrase, clause, paragraph, restriction, covenant, agreement or other provision would result in such a material change as to cause the covenants and agreements contained in this Agreement to be unreasonable or would materially and adversely frustrate the objectives of the Companies and the Consultant as expressed in this Agreement.
     15. Construction. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflict of laws. All headings in this Agreement have been inserted solely for convenience of reference only, are not to be considered a part of this Agreement and shall not affect the interpretation of any of the provisions of this Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DONEGAL MUTUAL INSURANCE COMPANY
By:	/s/ Kevin G. Burke
Kevin G. Burke, Senior Vice President,
Human Resources

DONEGAL GROUP INC.
By:	/s/ Jeffrey D. Miller
Jeffrey D. Miller, Senior Vice President and
Chief Financial Officer

/s/ Donald H. Nikolaus
Donald H. Nikolaus